Exhibit 99.1

FOR RELEASE — MAY 22, 2006

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

Corning to Meet with Investors; Reaffirms Second-Quarter Guidance

Lower LCD volume, increased telecommunications sales expected in second quarter

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) executives will speak with financial analysts and investors at two separate conferences this week. They will reaffirm the company’s previously announced second-quarter guidance, before special items, and review the company’s three major growth businesses.

Corning Senior Vice President — Finance, Katherine A. Asbeck will address investors at the Lehman Brothers Worldwide Wireless, Wireline and Media Conference in New York today, May 22. Wendell P. Weeks, president and chief executive officer, will present at the 34th Annual JP Morgan Technology Conference in San Francisco on May 24.

“We remain comfortable with our previously announced second-quarter guidance of $1.29 billion to $1.33 billion in sales and earnings per share (EPS) in the range of $0.24 to $0.26 before special items,” Asbeck will tell analysts today. This EPS estimate is a non-GAAP financial measure and excludes any possible special items. This and all non-GAAP financial measures are reconciled on the company’s investor relations Web site and in an attachment to this news release.

Regarding specific segment guidance for the second quarter, Corning executives will state that the company now expects sequential liquid crystal display (LCD) glass volume for the Display Technologies segment, including Samsung Corning Precision Glass Co., Ltd., to be flat to down 5 percent, compared to the previous guidance of flat to up 5 percent. The company will note that there is no change to its previously disclosed guidance on glass pricing. Also, if the recent weakening in the U.S. dollar continues, it will have a favorable impact on the company’s Display Technologies segment results.

Corning now expects sequential Telecommunications segment sales to be up 15 percent to 20 percent, an increase from the previous guidance of up 10 percent to 15 percent for the quarter. The company will state that the anticipated increase in sequential telecommunications sales in the second quarter will be driven by higher-than-expected demand from U.S. and European carriers for the company’s fiber and cable and hardware and equipment products.

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“The change in our display segment volume guidance is the result of a reduction in orders from some of our customers, which we believe was caused by the previously disclosed panel inventory build-up, particularly for desktop monitors, which began near the end of last quarter. We expect panel inventory levels, as measured in days of inventory, to peak in the second quarter. We believe the level of inventory will decline in the third quarter of this year, following a pattern very similar to that of last year. In fact, for those who remember the substantial panel inventory build in 2004, the level of inventory in the channel today is well below those levels,” Asbeck will tell investors. Weeks will reiterate this in his remarks.

“The important news here is that the end market trends for LCD remain favorable. We still anticipate the LCD glass market volume to grow between 40 percent and 50 percent for the year and that Corning will grow faster than the market. For the first half of this year, we expect our volume growth to be around 70 percent in comparison to last year,” Asbeck will say.

“We expect LCD TV penetration for the year to average 19 percent and, based on our revised end market data, we have raised our forecast of total LCD televisions shipped into the retail market to 41 million for the year, up from our previous expectation of 38 million,” she will tell investors. Weeks will reiterate this segment forecast later in the week at his presentation.

In addition, the company announced that most of the glass melting tanks impacted by the significant lightning strike at its LCD plant in Shizuoka will be back on line at the beginning of June. As a result, there have been no material interruptions of glass supply to customers. As previously announced, the repair and other costs incurred as a result of the power outage will impact Corning’s second-quarter earnings by about $0.01 per share. This impact is included in Corning’s earnings per share guidance of $0.24 to $0.26 per share, before special items.

Corning’s presentations to investors at these two conferences will be available via webcast by accessing the investor relations events calendar on Corning’s Web site at .

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measure excludes restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measure excludes adjustments to asbestos settlement reserves required by movements in Corning’s common stock price, gains and losses arising from debt retirements, charges resulting from the impairment of equity or cost method investments, or adjustments to deferred tax assets, and gains or losses recognized in equity earnings from restructuring, impairment or other charges or credits taken by equity method companies. Corning’s free cash flow financial measures are also non-GAAP measures. The company believes

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presenting non-GAAP free cash flow, net income and EPS measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These non-GAAP measures are reconciled on the company’s Web site at www.corning.com/investor_relations and accompany this news release.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

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CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended June 30, 2006
(Unaudited; amounts in millions, except per share amounts)

Corning’s earnings per share (EPS) excluding special items for the second quarter of 2006 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.

Range
Guidance: EPS excluding special items	$0.24		$0.26
Special items:
Restructuring, impairment and other (charges) and credits (a)
Asbestos settlement (b)

Earnings per share

This schedule will be updated as additional announcements occur.

(a)	From time to time, Corning may need to make adjustments to estimates used in the determination of prior year restructuring and impairment charges, which could result in a gain or loss during the quarter.

(b)	As part of Corning’s asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. The common stock will be contributed to the trust, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in Corning’s common stock price prior to contribution of the shares to the trust. In the second quarter of 2006, Corning will record a charge or credit for the change in its common stock price as of June 30, 2006 compared to $26.92, the common stock price at March 31, 2006. In addition, Corning will record an adjustment to the asbestos liability to reflect the change in fair value of any of the other components of the proposed asbestos settlement.

Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning’s first quarter 2006 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.